Exhibit 10.2

ADVISORY AGREEMENT

between

KBS STRATEGIC OPPORTUNITY REIT II, INC.

and

KBS CAPITAL ADVISORS LLC

July 3, 2013

i

16.01 Notices	25
16.02 Modification	25
16.03 Severability	25
16.04 Construction	25
16.05 Entire Agreement	25
16.06 Waiver	26
16.07 Gender	26
16.08 Titles Not to Affect Interpretation	26
16.09 Counterparts	26

ii

ADVISORY AGREEMENT

This Advisory Agreement, dated as of July 3, 2013 (the “Agreement”), is between KBS Strategic Opportunity REIT II, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the Company (the “Board”), all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all expenses, excluding the fee payable to the Advisor pursuant to Section 8.01, incurred by the Company, the Advisor or any Affiliate of either in connection with the selection, acquisition or development of any property, loan or other potential investment, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums and miscellaneous expenses related to the selection, acquisition or development of any property, loan or other potential investment.

“Acquisition Fees” means the fee payable to the Advisor pursuant to Section 8.01 plus all other fees and commissions, excluding Acquisition Expenses, paid by any Person to any Person in connection with making or investing in any Property, Loan or other Permitted Investment or the purchase, development or construction of any Property by the Company. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be Development Fees and Construction Fees paid to Persons not

Affiliated with the Advisor in connection with the actual development and construction of a Property.

“Advisor” means (i) KBS Capital Advisors LLC, a Delaware limited liability company, or (ii) any successor advisor to the Company.

“Affiliate or Affiliated.” An Affiliate of another Person includes any of the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.

“Appraised Value” means the value according to an appraisal made by an Independent Appraiser.

“Asset Management Fee” shall have the meaning set forth in Section 8.02.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

“Board of Directors” or “Board” means persons holding such office, as of any particular time, under the Charter, whether they be the Directors named therein or additional or successor Directors.

“Bylaws” means the bylaws of the Company, as amended from time to time.

“Cash from Financings” means the net cash proceeds realized by the Company from the financing of Properties, Loans or other Permitted Investments or from the refinancing of any Company indebtedness (after deduction of all expenses incurred in connection therewith).

“Cash from Sales and Settlements” means the net cash proceeds realized by the Company (i) from the sale, exchange or other disposition of any of its assets or any portion thereof after deduction of all expenses incurred in connection therewith and (ii) from the prepayment, maturity, workout or other settlement of any Loan or Permitted Investment or portion thereof after deduction of all expenses incurred in connection therewith. In the case of a transaction described in clause (i) (C) of the definition of

“Sale” and (i)(B) of the definition of “Settlement,” Cash from Sales and Settlements means the proceeds of any such transaction actually distributed to the Company from the Joint Venture or partnership. Cash from Sales and Settlements shall not include Cash from Financings.

“Cash from Sales, Settlements and Financings” means the total sum of Cash from Sales and Settlements and Cash from Financings.

“Charter” means the articles of incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” means KBS Strategic Opportunity REIT II, Inc., a corporation organized under the laws of the State of Maryland.

“Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of property that is reasonable, customary, and competitive in light of the size, type, and location of the property.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.

“Contract Sales Price” means the total consideration received by the Company for the sale of a Property, Loan or other Permitted Investment.

“Cost of Loans and other Permitted Investments” means the sum of the cost of all Loans and Permitted Investments held, directly or indirectly, by the Company or the Partnership, calculated each month on an ongoing basis, and calculated as follows for each investment: the lesser of (i) the amount actually paid or allocated to acquire or fund the Loan or Permitted Investment (inclusive of fees and expenses related thereto and excluding the amount of any debt associated with or used to acquire or fund such investment) and (ii) the outstanding principal amount of such Loan or Permitted Investment (plus the fees and expenses related to the acquisition or funding of such investment), as of the time of calculation. With respect to any Loan or Permitted Investment held by the Company or the Partnership through a Joint Venture or partnership of which it is, directly or indirectly, a co-venturer or partner, such amount shall be the Company’s proportionate share thereof.

“Cost of Real Estate Investments” means the sum of (i) with respect to Properties wholly owned, directly or indirectly, by the Company, the amount actually paid or allocated to the purchase, development, construction or improvement of Properties, inclusive of fees and expenses related thereto, excluding the amount of any outstanding debt attributable to such Properties and (ii) in the case of Properties owned by any Joint Venture or partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or a partner, the portion of the amount actually paid or allocated to the purchase, development, construction or improvement of Properties, inclusive of fees and expenses related thereto, excluding the amount of any outstanding debt associated with such Properties that is attributable to the Company’s investment in the Joint Venture or partnership.

“Dealer Manager” means (i) KBS Capital Markets Group LLC, a Delaware limited liability company, or (ii) any successor dealer manager to the Company.

“Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

“Director” means a member of the Board of Directors of the Company.

“Disposition Fee” shall have the meaning set forth in Section 8.03.

“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“GAAP” means accounting principals generally accepted in the United States.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.

“Independent Appraiser” means a person or entity with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (M.A.I.) or the Society of Real Estate Appraisers (S.R.E.A.) shall be conclusive evidence of such qualification.

“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for redemption of Shares.

“Joint Venture” means any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Listed” or “Listing” shall have the meaning set forth in the Company’s Charter.

“Loans” means mortgage loans and other types of debt financing investments made by the Company or the Partnership, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, and including, without limitation, mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Market Value” shall have the meaning set forth in Section 8.06.

“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

“Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.

“Offering” means a Private or Public Offering.

“Operating Cash Flow” means Operating Revenue Cash Flows minus the sum of (i) Operating Expenses, (ii) all principal and interest payments on indebtedness and other sums paid to lenders, (iii) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (iv) taxes, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

“Operating Revenue Cash Flows” means the Company’s cash flow from ownership and/or operation of (i) Properties, (ii) Loans, (iii) Permitted Investments, (iv) short-term investments, and (v) interests in Properties, Loans and Permitted Investments owned by any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner.

“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with an Offering and including, to the extent applicable, the qualification, registration and regulatory filings of the Offering and the marketing and distribution of the Shares, whether incurred before or after the date of this Agreement, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); expenses for printing, engraving and mailing; salaries of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

“Partnership” means KBS Strategic Opportunity Limited Partnership II, a Delaware limited partnership formed to own and operate Properties, Loans and other Permitted Investments on behalf of the Company.

“Permitted Investments” means all investments (other than Properties, Loans and short-term investments acquired for purposes of cash management) in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Private Offering” means any private offering of Shares pursuant to a confidential Private Placement Memorandum, other than a private offering of shares under a distribution reinvestment plan.

“Private Placement Memorandum” means a confidential private placement memorandum, as supplemented, pursuant to which the Company offers its Shares in a private offering.

“Property” or “Properties” means any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a Joint Venture or partnership in which the Company is, directly or indirectly, a co-venturer or partner.

“Property Manager” means an entity that has been retained to perform and carry out property-management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

“Public Offering” means any public offering of Shares pursuant to an effective Registration Statement filed under the Securities Act of 1933, as amended, other than a public offering of Shares under a distribution reinvestment plan.

“Registration Statement” means a registration statement filed by the Company with the SEC on Form S-11, as amended from time to time, in connection with a Public Offering.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Sale” or “Sales” means (i) any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property, Loan or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards, and including the issuance by one of the Company’s subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any Joint Venture or any partnership in which it is, directly or indirectly, a co-venturer or partner; or (C) any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a co-venturer or partner, sells, grants, transfers, conveys, or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to insurance claims or condemnation awards, and including the issuance by such Joint Venture or any partnership or one of its subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction.

“SEC” means the United States Securities and Exchange Commission.

“Settlement” means the prepayment, maturity, workout or other settlement of any Loan or other Permitted Investment or portion thereof owned, directly or indirectly, by (A) the Company or the Partnership or (B) any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner.

“Shares” means the shares of common stock of the Company, par value $.01 per share.

“Stockholders” means the registered holders of the Shares.

“Stockholders’ 7% Return” means, as of any date, an aggregate amount equal to a 7% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 7% Return, Invested Capital shall be determined for each day during the period for which the Stockholders’ 7% Return is being calculated and shall be calculated net of (1) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 7%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year and (2) Distributions of Cash from Sales, Settlements and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 7%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year.

“Subordinated Incentive Fee” means the fee payable to the Advisor under certain circumstances if the Shares are Listed, as calculated in Section 8.06.

“Subordinated Performance Fee Due Upon Termination” means a fee in a principal amount equal to (1) 15% of the amount, if any, by which (a) the Appraised Value of the Company’s Properties at the Termination Date, less amounts of all third-party indebtedness secured by the Company’s Properties, plus the fair market value of all other Loans and Permitted Investments of the Company at the Termination Date, less amounts of third-party indebtedness related to such Loans and Permitted Investments, plus the fair market value of the Company’s other assets and liabilities, plus total Distributions (excluding any stock dividend) through the Termination Date exceeds (b) the sum of Invested Capital plus total Distributions required to be made to the stockholders in order to pay the Stockholders’ 7% Return from inception through the Termination Date less (2) any prior payment to the Advisor of a Subordinated Share of Cash Flows.

“Subordinated Share of Cash Flows” has the meaning set forth in Section 8.05.

“Subscription Processing Fee” has the meaning set forth in Section 8.04.

“Termination Date” means the date of termination of the Agreement determined in accordance with Article 13 hereof.

“2%/25% Guidelines” means the requirement pursuant to the NASAA Guidelines that, in any period of four consecutive fiscal quarters, total Operating Expenses not exceed the greater of 2% of the Company’s Average Invested Assets during such 12-month period or 25% of the Company’s Net Income over the same 12-month period.

ARTICLE 2

APPOINTMENT

The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

ARTICLE 3

DUTIES OF THE ADVISOR

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use its best efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4.03 hereof, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.01 Organizational and Offering Services.    The Advisor shall perform all services related to the organization of the Company or any Offering, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.

3.02 Acquisition Services.

(i)  Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;

(ii)  Subject to Section 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments;

(iii)  Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

(iv)  With respect to prospective investments presented to the Board, prepare reports regarding such prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

(v)  Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company;

(vi)  Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s investments; and

(vii)  Negotiate and execute approved investments and other transactions, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments.

3.03 Asset Management Services.

(i)  Real Estate and Related Services:

(a)  Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(b)  Negotiate and service the Company’s debt facilities and other financings;

(c)  Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company;

(d)  Monitor and evaluate the performance of each asset of the Company and the Company’s overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(e)  Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(f)  Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary with respect to investment and borrowing opportunities presented to the Board, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(g)  Oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(h)  Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;

(i)  Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget;

(j)  Coordinate and manage relationships between the Company and any co-venturers or partners; and

(k)  Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset disposition, sale and refinancing opportunities that are presented to the Board.

(ii)  Accounting and Other Administrative Services:

(a)  Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(b)  From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;

(c)  Make reports to the Board each quarter of the investments that have been made by other programs sponsored by the Advisor or any of its Affiliates, including KBS Realty Advisors LLC, as well as any investments that have been made by the Advisor or any of its Affiliates directly;

(d)  Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(e)  Provide financial and operational planning services;

(f)  Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(g)  Maintain and preserve all appropriate books and records of the Company;

(h)  Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;

(i)  Provide the Company with all necessary cash management services;

(j)  Manage and coordinate with the transfer agent the dividend process and payments to Stockholders;

(k)  Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(l)  Provide the Company’s officers and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act of 2002;

(m)  Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;

(n)  Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002;

(o)  Notify the Board of all proposed material transactions before they are completed; and

(p)  Do all things necessary to assure its ability to render the services described in this Agreement.

3.04 Stockholder Services.

(i)  Manage services for and communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications;

(ii)  Oversee the performance of the transfer agent and registrar;

(iii)  Establish technology infrastructure to assist in providing Stockholder support and service; and

(iv)  Consistent with Section 3.01, the Advisor shall perform the various subscription processing services reasonably necessary for the admission of new Stockholders.

3.05 Other Services.    Except as provided in Article 7, the Advisor shall perform any other services reasonably requested by the Company.

ARTICLE 4

AUTHORITY OF ADVISOR

4.01 General.    All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

4.02 Powers of the Advisor.    Subject to the express limitations set forth in this Agreement and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company, including making, financing and disposing of investments, shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.03 Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Charter or Maryland General Corporation Law require the prior approval of the Board. If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.

4.04 Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 and this Article 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

ARTICLE 5

BANK ACCOUNTS

The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

ARTICLE 6

RECORDS AND FINANCIAL STATEMENTS

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.

ARTICLE 7

LIMITATION ON ACTIVITIES

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, or (v) violate the Charter or Bylaws. In the event an action that would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

ARTICLE 8

FEES

8.01 Acquisition Fees.    As compensation for the investigation, selection, sourcing and acquisition or origination (by purchase, investment or exchange) of Properties, Loans and other Permitted Investments, the Company shall pay an Acquisition Fee to the Advisor for each such investment (whether an acquisition or origination). With respect to the acquisition or origination of a Property, Loan or other Permitted Investment to be wholly owned, directly or indirectly, by the Company, the Acquisition Fee payable to the Advisor shall equal 1.5% of the sum of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment. With respect to the acquisition or origination of a Property, Loan or other Permitted Investment through any Joint Venture or any partnership in which the Company or the Partnership is, directly or indirectly, a partner, the Acquisition Fee payable to the Advisor shall equal 1.5% of the portion of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment, plus the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment that is attributable to the Company’s investment in such Joint Venture or partnership. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall be subject to the limitations on Acquisition Fees contained in (and defined in) the Company’s Charter. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. Generally, the Acquisition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company. However, the Acquisition Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the Acquisition Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

8.02 Asset Management Fees.

(i) Except as provided in Section 8.02(ii) hereof, the Company shall pay the Advisor as compensation for the services described in Section 3.03 hereof a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 2.0% of the sum of the Cost of Real Estate Investments and the Cost of Loans and other Permitted Investments. The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable period. Generally, the Asset Management Fee payable to the Advisor shall be paid on the last day of such month, or the first business day following the last day of such month. However, the Asset Management Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the Asset Management Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

(ii) Notwithstanding anything contained in Section 8.02(i) to the contrary, a Property, Loan or other Permitted Investment that has suffered an impairment in value, reduction in cash flow or other negative circumstances may either be excluded from the calculation of the Cost of Real Estate Investments or the Cost of Loans and other Permitted Investments or included in such calculation at a reduced value that is recommended by the Advisor and the Company’s management and then approved by the Board, and the resulting change in the Asset Management Fee with respect to such an investment will be applicable upon the earlier to occur of the date on which (i) such investment is sold, (ii) such investment is surrendered to a Person other than the Company, its direct or indirect wholly owned subsidiary or a Joint Venture or partnership in which the Company has an interest, (iii) the Advisor determines that it will no longer pursue collection or other remedies related to such investment, or (iv) the Advisor recommends a revised fee arrangement with respect to such investment.

8.03 Disposition Fees.    If the Advisor or any of its Affiliates provide a substantial amount of services (as determined by the Board) in connection with a Sale, the Advisor or such Affiliate shall receive a fee at the closing (the “Disposition Fee”). For a Sale with a Contract Sales Price less than or equal to $50 million, the Disposition Fee will equal 1.5% of the Contract Sales Price. For a Sale with a Contract Sales Price greater than $50 million, the Disposition Fee will equal the sum of $750,000 (which amount is 1.5% of $50 million), plus 1.0% of the amount of the Contract Sales Price in excess of $50 million. The payment of any Disposition Fees by the Company shall be subject to the limitations contained in the Company’s Charter. Substantial assistance in connection with the Sale of a Property includes the Advisor’s preparation of an investment package for the Property (including a new investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by the Advisor in connection with a Sale. The Advisor shall submit an invoice to the Company on or about the closing or closings of each disposition, accompanied by a computation of the Disposition Fee. Generally, the Disposition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company. However, the Disposition Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the Disposition Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

8.04 Subscription Processing Fee.    The Company shall pay the Advisor as compensation for the services described in Section 3.04(iv) hereof a monthly fee (the “Subscription Processing Fee”) in an amount equal to $35 per subscription agreement for Shares received and processed by the Advisor. The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the total amount of the Subscription Processing Fee for the applicable period. Generally, the Subscription Processing Fee payable to the Advisor shall be paid on the last day of such month, or the first business day following the last day of such month. However, the Subscription Processing Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the Subscription Processing Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine. The Subscription Processing Fee is an Organization and Offering Expense of the Company.

8.05 Subordinated Share of Cash Flows.    The Subordinated Share of Cash Flows shall be payable to the Advisor in an amount equal to 15% of Operating Cash Flow and Cash from Sales, Settlements and Financings remaining after Stockholders have received Distributions in an aggregate amount equal to the sum of:

a.	the Stockholders’ 7% Return and
b.	Invested Capital.

When determining whether the above threshold has been met:

(A)	Any stock dividend shall not be included as a Distribution; and

(B)	Distributions paid on Shares redeemed by the Company (and thus no longer included in the determination of Invested Capital), shall not be included as a Distribution.

Following Listing, no Subordinated Share of Cash Flows will be paid to the Advisor.

If the Subordinated Share of Cash Flows is payable to the Advisor, the Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the total amount of the Subordinated Share of Cash Flows for the applicable period. Generally, the Subordinated Share of Cash Flows payable to the Advisor shall be paid on the last day of such month, or the first business day following the last day of such month. For the avoidance of doubt, to the extent the payment of the Subordinated Share of Cash Flows is funded other than from Cash From Sales and Settlements, such amounts shall be included in Operating Expenses and subject to the 2%/25% Guidelines.

8.06 Subordinated Incentive Fee.    Upon Listing, the Advisor shall be entitled to the Subordinated Incentive Fee in an amount equal to 15% of the amount by which (i) the market value of the outstanding Shares of the Company, measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Stockholders (excluding any stock dividends) from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 7% Return from inception through the date Market Value is determined. The Company shall have the option to pay such fee in the form of cash, Shares, a promissory note or any combination of the foregoing. In the event the Subordinated Incentive Fee is paid to the Advisor following Listing, no other performance fee will be paid to the Advisor.

8.07 Changes to Fee Structure.    In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

ARTICLE 9

EXPENSES

9.01 General.    In addition to the compensation paid to the Advisor pursuant to Article 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its

Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(i)  All Organization and Offering Expenses; provided, however, the Company shall not reimburse the Advisor for any Organization and Offering Expenses that are not fair and commercially reasonable to the Company, and the Advisor shall reimburse the Company for any Organization and Offering Expenses that are not fair and commercially reasonable to the Company;

(ii)  Acquisition fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans and other Permitted Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company, provided that, notwithstanding anything herein to the contrary, the payment of acquisition fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Charter;

(iii)  The actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;

(iv)  Interest and other costs for borrowed money, including discounts, points and other similar fees;

(v)  Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

(vi)  Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Directors;

(vii)  Expenses of managing, improving, developing, operating and selling Properties, Loans and other Permitted Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Properties, Loans and other Permitted Investments, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments;

(viii)  All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(ix)  Personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described in Article 3 hereof, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that, (a) other than reimbursement of travel and communications expenses, no reimbursement shall be made for compensation of such employees of the Advisor or its Affiliates to the extent that such employees perform services for which the Advisor receives Acquisition Fees or Disposition Fees and (b) no reimbursement shall be made for the salaries and benefits the Advisor or its Affiliates may pay to the Company’s executive officers;

(x)  Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xi)  Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board;

(xii)  Out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances;

(xiii)  Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders;

(xiv)  Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Charter or the Bylaws; and

(xv)  All other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

9.02 Timing of and Additional Limitations on Reimbursements.

(i)  Expenses incurred by the Advisor on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.

(ii)  After the Company commences a Public Offering, upon the earlier to occur of four fiscal quarters after (i) the Company’s making of its first investment or (ii) six months after commencement of the Public Offering, the following limitation on Operating Expenses shall apply: The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the independent directors, or a committee composed entirely thereof, determines that such excess was justified, based on unusual and nonrecurring factors that the independent directors deem sufficient. If the independent directors do not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the independent directors determine such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the

2%/25% Guidelines, the Advisor, at the direction of the independent directors, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the independent directors considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

ARTICLE 10

VOTING AGREEMENT

The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, the Advisor will not vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor, (ii) any transaction between the Company and the Advisor or any of its Affiliates, (iii) the election of directors of the Company or (iv) the approval or termination of any contract with the Advisor or any Affiliate of the Advisor. This voting restriction shall survive until such time that the Advisor is both no longer serving as such and is no longer an Affiliate of the Company.

ARTICLE 11

RELATIONSHIP OF ADVISOR AND COMPANY;

OTHER ACTIVITIES OF THE ADVISOR

11.01 Relationship.    The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

11.02 Time Commitment.    The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

11.03 Investment Opportunities and Allocation.    The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company. In the event an investment opportunity is located that may be suitable for the Company and other programs sponsored by the Advisor or any of its Affiliates, including KBS Realty Advisors, the Advisor, in its sole discretion, will have to determine the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. This determination must be made in a manner that is fair without favoring any other program or investor. The factors that the Advisor shall consider when determining the program or investor for which an investment opportunity would be the most suitable are the following:

•	the investment objectives and criteria of each program or investor;

•	the cash requirements of each program or investor;

•	the effect of the investment on the diversification of each program’s or investor’s portfolio by type of investment, risk of investment, type of commercial property, geographic location of properties, and tenants of properties and, in the case of debt-related investments, the characteristics of the underlying property;

•	the policy of each program or investor relating to leverage;

•	the anticipated cash flow of the property or asset to be acquired;

•	the income tax effects of the purchase on each program or investor;

•	the size of the investment; and

•	the amount of funds available to each program or investor and the length of time such funds have been available for investment.

If a subsequent event or development, such as a delay in the closing of a property or investment or a delay in the construction of a property, causes any investment, in the opinion of the Advisor, to be more appropriate for another program or investor, they may offer the investment to another program or investor. It shall be the duty of the Board to ensure that the allocation method described above is applied fairly to the Company.

ARTICLE 12

THE KBS NAME

The Advisor and its Affiliates have a proprietary interest in the name “KBS.” The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “KBS” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name “KBS” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “KBS” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any of its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “KBS.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “KBS” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company.

ARTICLE 13

TERM AND TERMINATION OF THE AGREEMENT

13.01 Term.    This Agreement shall have an initial term of one year from the date hereof and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties.

13.02 Termination by Either Party.    This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company or the Advisor. The provisions of Articles 1, 10, 12, 13, 15 and 16 shall survive termination of this Agreement.

13.03 Payments on Termination and Survival of Certain Rights and Obligations.    Payments to the Advisor pursuant to this Section 13.03 shall be subject to the 2%/25% Guidelines to the extent applicable.

(i)  After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination (A) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement and (B) the Subordinated

Performance Fee Due Upon Termination, provided that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

(ii)  The Advisor shall promptly upon termination:

(a)  pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b)  deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(c)  deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

(d)  cooperate with the Company to provide an orderly transition of advisory functions.

ARTICLE 14

ASSIGNMENT

This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Board. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

ARTICLE 15

INDEMNIFICATION AND LIMITATION OF LIABILITY

The Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless such liability or loss was not the result of gross negligence or willful misconduct by the Advisor or its Affiliates.

ARTICLE 16

MISCELLANEOUS

16.01 Notices.    Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company or the Board:

KBS Strategic Opportunity REIT II, Inc.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

To the Advisor:

KBS Capital Advisors LLC

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16.01.

16.02 Modification.    This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

16.03 Severability.    The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.04 Construction.    The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

16.05 Entire Agreement.    This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

16.06 Waiver.    Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.07 Gender.    Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16.08 Titles Not to Affect Interpretation.    The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.09 Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[The remainder of this page is intentionally left blank.

Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

By:	/s/ Keith D. Hall
Keith D. Hall, Chief Executive Officer

KBS CAPITAL ADVISORS LLC

By:	GKP Holding LLC, a Manager

	By:	/s/ Peter McMillan III
Peter McMillan III, Manager

	By:	/s/ Keith D. Hall
Keith D. Hall, Manager

By:	Schreiber Real Estate Investments, L.P., a Manager

	By:	Schreiber Investments, LLC, as general partner

		By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Manager